FOR IMMEDIATE RELEASE                          Contact:       Lesley A. Mobbs
                                                              Legal Manager
                                                              (310) 765-4656

         MERISEL AND FORMER CHIEF EXECUTIVE OFFICER SETTLE DISPUTE

LONG BEACH, Calif. (February 8, 2005) - Merisel, Inc. (OTC:MSEL.PK) (the "Company" or "Merisel") today announced that it has amicably settled its dispute with former President & Chief Executive Officer, Timothy N. Jenson, D&H
Services, LLC ("D&H") and other parties. The terms of the settlement are confidential. As part of the settlement, Mr. Jenson will receive certain cash payments, and D&H will transfer to Merisel Americas, Inc., a wholly owned operating subsidiary of Merisel, certain cash, assets and liabilities related to the Purchase Agreement between Merisel America, Inc. and D&H that closed in August 2004.

Except for the historical information contained herein, the matters discussed in this news release constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are the effect of economic conditions generally, liability and other claims asserted against the Company and other risks detailed in the company's SEC filings.